EXHIBIT 10.17

Lease Agreement

For

Office Facilities

300 Lincoln Place

TENANT:	Pinnacle Assurance Corporation

SUITE:

SQ. FT.	8,289

TERM:	February 24, 1997 - June 30, 2003

Index

No.	Paragraph Heading
1.	Definitions
2.	Lease Grant
3.	Lease Term
4.	Use
5.	Base Rental
6.	Services to be Furnished by Landlord
7.	Improvements to be Made by Landlord
8.	Graphics
9.	Care of the Premises by Tenant
10.	Repairs and Alterations by Tenant
11.	Use of Electrical Services by Tenant
12.	Parking
13.	Laws, Regulations and Rules
14.	Entry by Landlord
15.	Assignment and Subletting
16.	Mechanic’s Lien
17.	Property Insurance
18.	Liability Insurance
19.	Assumption of Risk
20.	Casualty Damage
21.	Condemnation
22.	Damages from Certain Causes
23.	Events of Default / Remedies
24.	Base Rental Adjustment
25.	Peaceful Enjoyment
26.	Relocation
27.	Holding Over
28.	Subordination to Mortgage
29.	Landlord’s Lien
30.	Attorney’s Fees
31.	No Implied Waiver
32.	Personal Liability
33.	Security Deposit
34.	Force Majeure
35.	Relationship of parties
36.	Miscellaneous
37.	Special Provisions

OFFICE LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”), is made and entered into on the _________ day of ____________, 19_, between LINCOLN-300 LINCOLN PLACE, LTD., (“Landlord”), and Pinnacle Assurance Corporation. (“Tenant”).

1.             Definitions

1.1           “The Building” means the office building known as.300 LINCOLN PLACE located at 851 Trafalgar Court, Maitland, Florida 32751.

1.2           “Premises” means the suite of offices located within the Building. The Premises are depicted in Exhibit “A” and outlined on the floor plan attached as Exhibit “B”. The Premises are stipulated for all purposes to contain approximately 8.289 square feet of “Net Rentable Area” (as defined below).

*              1.3           “Base Rental” means the sum of ______________ ($_____) per annum as adjusted pursuant to Paragraph 24(c). The Base Rental due for the first month during the Lease Term (hereafter defined), is in the amount of ($___________) plus applicable state sales tax.

1.4           “Commencement Date” means the first day of the Lease Term as set forth in Paragraph 1.5.

1.5           “Lease Term” means a term commencing on the 24th day of February 1997, and continuing until the 30th day of June 2003 at midnight.

1.6           “Security Deposit” means the sum of Ten Thousand Fifteen and 88/100 dollars, ($ 10,015.88) to be deposited with Landlord at the time of execution hereof.

1.7           “Common Areas” means those areas devoted to corridors, elevator foyers, restrooms, mechanical rooms, janitorial closets, electrical and telephone closets, vending areas and other similar facilities provided for the common use or benefit of Tenant generally and/of the public.

1.8           “Service Areas” means those areas within the outside walls used for elevator mechanical rooms, building stairs, fire towers, elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts (but shall not include any such areas for the exclusive use of the particular Tenant).

1.9           “Net Rentable Area” of the Premises means the gross area within the outside surface of the outer glass of the exterior walls, to the midpoint of any walls separating portions of the Premises from those of adjacent tenants and to the finished side of Common Area and Service Area walls separating the Premises form Common Areas and Service Areas, subject to the following:

Net Rentable Area shall not include any Service Areas, nor the atrium area.

Net Rentable Area shall include Tenant’s prorata part of the Common Areas within the Building, based upon the ratio of the Net Rentable Area within the Premises to the total Net Rentable Area within the Building, both determined without regard to the Common Areas.

The Net Rentable Area in the Building is 170,018 square feet. The above set forth estimate of Net Rentable Area within the Premises may be revised, at Landlord’s election, if Landlord’s architect determines such estimate to be inaccurate in any material degree after examination of the final drawings of the Premises and the Building.

*              See Special Provisions, Section 37

1.10         “Exterior Common Areas” means the portion of the Property (and other tracts of real property comprising the multi-building project in the event the Building is located in such a project) which are not located within the Building (or other Building in a multi-building project) and which are provided and maintained for the common use and benefit of Landlord and tenants of the Building (or multi-building project) generally and the employees, invitees and licensees of Landlord and such tenants; including, without limitation, all parking areas, enclosed or otherwise, and all streets, sidewalks and landscaped areas.

1.11         “Building Standard” means the quality, amount, level of performance, or standards, as the case may be, as established in Building Rules.

1.12         “Building Standard Improvements” means those improvements (including the “Shell Improvements” and the “Allowance Items”) to the Premises which Landlord shall agree to provide according to the Work Letter attached as Exhibit “D”.

1.13         “Building Grade” means the type, brand and/or quality of materials Landlord designates from time to time to be the minimum quality to be used in the Building or the exclusive type, grade or quality of material to be used in the Building.

2.             LEASE GRANT  Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises.

3.             LEASE TERM

3.1           This Lease shall continue in force during the period specified in Paragraph 1.5, unless this Lease is sooner terminated or extended to a later date under any other term or provision of this Lease.

3.2           If by the date specified as the Commencement Date, the Premises have not been substantially completed pursuant to the Work Letter, due to omission, delay or default by Tenant or anyone acting under or for Tenant due to any cause other than Landlord’s default, Landlord shall have no liability, and the obligations of this Lease (including without limitation, the obligation to pay rent) shall nonetheless commence as of the Commencement Date.

3.3           If, however, the Premises are not substantially completed by the Commencement Date, the rent herein provided shall not commence until the earlier of actual occupancy by Tenant or substantial completion of the work which Landlord has agreed to perform.

3.4           Tenant agrees to accept possession of the Premises when the Premises have been substantially completed, with all facilities in operating order.  If there are any finishing touches remaining to be done which will not interfere with the conduct of Tenant’s business on the Premises, Tenant will nevertheless accept delivery of possession and allow Landlord to complete such finishing touches.

4.             USE

4.1           Tenant will use and occupy the Premises for the following use or purpose and for no other use or purpose: General Office Space.

4.2           Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, or which, in Landlord’s sole opinion, creates a nuisance or which would increase the cost of insurance coverage with respect to the Building.

5.             BASE RENTAL

5.1           Tenant shall pay to Landlord during the Lease Term without any setoff or deduction whatsoever, the Base Rental and all such other money as shall become due hereunder as additional rent, all of which are sometimes herein collectively called “rent”.

5.2           The annual Base Rental for each calendar year or portion thereof during the Lease Term, together with any adjustments thereto as set forth in Section 37.1, then in effect, shall be due and payable in twelve (12) equal installments on the first day of each calendar month during the initial term of this Lease and any extensions or renewals thereof. Tenant agrees to pay all such sums in advance and without demand.

5.3           Tenant shall pay such Base Rental and any adjustments thereto to Landlord at Landlord’s address provided herein (or such other address as may be designated by Landlord in writing from time to time).

5.4           If the term of this Lease commences on a day other than the first day of a month, or terminates on a day other than the last day of a month, then the installments of Base Rental and any adjustments thereto for such month or months shall be prorated, based on the number of days in such month.

5.5           All installments of rent not paid when due shall bear interest at the maximum lawful contract rate in the state of Florida until paid.

5.6           The Base Rental shall be adjusted upward from time to time in accordance with the provisions of Paragraph 24.

5.7           Tenant shall pay all sales taxes levied or assessed against all rent payments due under this Lease simultaneously with each rent payment required.

6.             SERVICES TO BE FURNISHED BY LANDLORD

                6.1           Landlord agrees to furnish Tenant the following services (defined services):

(a)           Hot and cold water at those points of supply provided for general use of other tenants in the Building.

(b)           Central heat and air conditioning at such temperatures and in such amounts as are considered by Landlord to be standard or as required by governmental authority; provided, however, heating and air conditioning service at times other than for “Normal Business Hours” for the Building (as established by the Building Rules) shall be furnished only upon the written request of Tenant delivered to Landlord in accordance with the Building Rules. Tenant shall bear the entire cost of such additional service as such costs are determined by Landlord from time to time.  The current charge for after hours air conditioning is $25.00 per hour.

(c)           Routine maintenance and electric lighting service for all Common Areas and Service Areas of the Building in the manner and to the extent deemed by Landlord to be standard.

(d)           Janitorial service, Monday through Friday, exclusive of normal business holidays; provided, however, if Tenant’s floor covering or other improvements require special treatment, Tenant shall pay all additional cleaning cost attributable thereto as additional rent upon presentation of a statement therefore by Landlord.

(e)           Subject to the provisions of Paragraph 11, facilities to provide all electrical current required by Tenant in its use and occupancy of the Premises.

(f)            All building Standard fluorescent bulb replacement in the Premises and fluorescent and incandescent bulb replacement in the Common Areas and Service Areas.

(g)           Security in the form of limited access to the Building during other than Normal Business Hours shall be provided in such form as Landlord deems appropriate.  Landlord, however, shall have no liability to Tenant, its employees, agents, invitees or licensees for losses due to theft or burglary, or for damages done by unauthorized person s on the Premises and neither shall Landlord be required to insure against any such losses. Tenant shall cooperate fully in Landlord’s efforts to maintain security in the Building and shall follow all regulations promulgated by Landlord with respect thereto.

                6.2           The failure by Landlord to any extent to furnish, or the interruption or termination of the defined services in whole or in part, resulting from causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as an eviction (constructive or otherwise) of Tenant, nor work and abatement of rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement of this Lease.

                6.3           Should any of the equipment or machinery used in the provision of defined services for any cause cease to function properly, Tenant shall have no claim for offset or abatement of rent or damages on account of an interruption in service occasioned thereby or resulting therefrom notwithstanding Tenant’s rights under Section 23.4.

                6.4           Except as otherwise expressly provided herein Landlord shall not be required to make any repairs to the Premises other than structural remails to the Premises.

7.             IMPROVEMENTS TO BE MADE BY LANDLORD  Except as otherwise provided in the Work Letter attached as Exhibit “D”, all installations and improvements now or hereafter placed on the Premises other than Building Standard Improvements shall be for Tenant’s account and at Tenant’s cost (and Tenant shall pay ad valorem taxes and increased insurance thereon or attributable thereto), which cost shall be payable by Tenant to Landlord as additional rent in accordance with provisions of the Work Letter.

8.             GRAPHICS

                8.1           Landlord shall provide and install, at Landlord’s cost, all letters or numerals at the entryway to the Premises. All such letters and numerals shall be in the standard graphics for the Building and no others shall be used or permitted on the Premises without Landlord’s prior written consent.

                8.2           Signage, wall coverings, graphics, or furniture that will be visible from the atrium or from exterior entryways must first be approved, in writing, by Landlord.

9.             CARE OF THE PREMISES BY TENANT  Tenant shall not commit or allow any waste to be committed on any portion of the Premises, and at the termination of the Lease Tenant shall deliver the Premises to Landlord in as good condition as at the date of the commencement of the term of this Lease, ordinary wear and use excepted.

10.          REPAIRS AND ALTERATIONS BY TENANT

                10.1         Tenant shall, at Tenant’s own cost and expense, repair any damage done to the Building, or any part thereof, including replacement of damaged portions or item, caused by Tenant or Tenant’s agents, employees, invitees, or visitors, and Tenant covenants and agrees to make all such repairs as may be required to restore the Building to as good a condition as it was in prior to such damage.

                10.2         All such work or repairs by Tenant shall be effected in compliance with all applicable laws; provided, however, if Tenant fails to make such repairs or replacements promptly, Landlord may, after written notice, make repairs or replacements, and Tenant shall pay the cost thereof to the Landlord within ten (10) days of Landlord’s demand therefor, as additional rent.

                10.3         Tenant agrees with Landlord not to make or allow to be made any repairs or alterations to the Premises, install any vending machines on the Premises, or place signs on the Premises which are visible from outside the Premises, without first obtaining the prior written consent of Landlord in each such instance which consent may be given on such conditions as Landlord may elect. Such consent shall not apply to structural repairs or alterations as Tenant may not perform same.

                10.4         Any and all alterations to the Premises shall become the property of Landlord upon termination of this Lease (except for movable equipment or furniture owned by Tenant). Landlord may, nonetheless, require Tenant to remove such fixtures, equipment and other improvements installed on the Premises and restore the Premises to the condition as originally occupied by the Tenant.  If Landlord so requires, and Tenant fails to remove such improvements, Landlord may remove such improvements at Tenant’s cost, and Tenant shall pay Landlord on demand the cost of restoring the Premises to the condition as originally occupied by Tenant.

11.          USE OF ELECTRICAL SERVICES BY TENANT Tenant’s use of electrical services furnished by Landlord shall not exceed, either in voltage, rated capacity, or overall load of 6 watts per usable quare foot.  If Tenant shall request that it be allowed to consume electrical services in excess of that deemed by Landlord, Landlord may refuse to consent to the usage or may consent upon such conditions as Landlord elects (including the requirement that submeters be installed at Tenant’s expense).

12.          PARKING

                12.1         During the term of this Lease, Tenant shall have the non-exclusive use in common with Landlord, other tenants of the Building (or project in which the Building is located, in a multi-building project), their guests and invitees, of the non-reserved common automobile parking areas, driveways and footways, subject to rules and regulations for the use thereof as prescribed from time to time by landlord.

                12.2         No specific designated parking spaces shall be assigned to Tenant unless otherwise agreed by Landlord and Tenant in writing.  Landlord shall have the right to reserve parking spaces as it elects and condition the use thereof on such terms as it elects.

                12.3         Landlord has provided in its planning for Seventy Five (75) unreserved, non-assigned parking spaces for Tenant’s use and Tenant will not exceed this planned use.

13.          LAWS, REGULATIONS AND RULES

                13.1         Tenant shall comply with all applicable laws, ordinances, rules and regulations of any governmental entity, agency or authority having jurisdiction of the Premises of Tenant’s use of the Premises.

                13.2         Tenant shall comply with the Building Rules adopted and amended by Landlord from time to time and will cause all of its agents, employees, invitees and visitors to do so.  All changes to such rules will be furnished by Landlord to Tenant in writing.

14.          ENTITY BY LANDLORD  Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises at all reasonable hours (and in emergencies at all times) to inspect the condition, occupancy or use; to show the Premises to prospective purchasers, mortgagees, tenant or insurers; or to clean or make repairs, alterations or additions.  Tenant shall not be entitled to any abatement or reduction of rent by reason of this right of entry.

15.          ASSIGNMENT AND SUBLETTING

                15.1         Tenant shall not assign, sublease, transfer, pledge or encumber this Lease or any interest therein without Landlord’s prior written consent which not be unreasonably withheld.  Any attempted assignment, sublease or other transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph shall be void.  Landlord agrees not to unreasonably withhold its consent to any proposed assignment or subletting by Tenant.  In addition to any other factors that Landlord may reasonably consider in connection with a request for Landlord’s consent to any assignment or subletting, Landlord shall be deemed to be acting reasonably if Landlord requires that all of the following conditions be satisfied in connection with any such proposed assignment or subletting by Tenant: (i) the proposed sublessee or assignee is engaged in a business which is in keeping with the then standards of the Building and is of similar character and quality of other tenants in the Building, (ii) Tenant and each successor and assign as lessee hereunder shall remain primarily liable under this Lease, (iii) the occupancy of the proposed assignee or sublessee will not create unreasonable elevator loads or otherwise unreasonably interfere with standard Building operations, (iv) the proposed sublessee or assignee shall not detract from or negatively impact the character of the Building, nor be a person or entity convicted of or currently under indictment for a felony under state or federal law, (v) the proposed sublessee or assignee is not then occupying, and has not occupied in the last six months, any space in the Building, (vi) the proposed use of the Premises by any such assignee or sublessee does not violate any exclusive use or prohibited use covenants binding Landlord or the Building, (vii) the proposed assignee or sublessee can demonstrate, to the reasonable satisfaction of Landlord, that it has sufficient financial creditworthiness to satisfy the obligations of the lessee under this Lease and (viii) Tenant is not then in default under this Lease, (ix) the configuration of the space proposed to be assigned or sublet.

                15.2         If Tenant shall desire Landlord’s consent to the subletting or assignment, Tenant shall give Landlord thirty (30) days prior written notice thereof.  Such notice shall be deemed to be an offer by Tenant to sublet the Premises to Landlord for the balance of the term upon all the same terms, covenants and conditions as are contained in this Lease or to assign this Lease to Landlord at Landlord’s option.  In the event of a subletting or assignment to another party, Tenant shall remain responsible for all of the Tenant obligations, including the payment of rent.

                15.3         If Landlord does not accept such offer in writing within the thirty (30) day notice period, then Landlord’s right to sublease the Premises or acquire this Lease by assignment shall be deemed to be waived, but nothing herein contained shall be deemed to be a consent by Landlord to any subletting or assignment unless Landlord delivers to Tenant its written consent.

                15.4         Notwithstanding Landlord’s consent on any occasion, the right of Landlord to receive an offer of sublet or assignment from Tenant as noted in Paragraph 15.2 shall apply to any further subletting or assignment.

                15.5         If Tenant shall become involved in bankruptcy proceedings under the Bankruptcy Code of the United States, as the same may be amended from time to time, and the bankruptcy trustee or debtor intends to assign or sublease this Lease, Landlord shall have the right of first refusal to re-acquire the Lease on the same terms and conditions as may be contained in any bona fide offer made by any third party, which offer Tenant intends to accept.

                15.6         The covenants in this paragraph are personal to Tenant and may not be exercised by any person or entity other than Tenant.

                15.7         Anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part, on the net income or profits derived by any person from the Premises leases, used, occupied or utilized (other than an amount based on a fixed percentage or percentages or receipts of sales), and any such proposed lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance or any right or interest in the possession, use occupancy or utilization of any part of the Premises. Landlord reserves the right to make exception to the above, provided that Tenant agrees to pay Landlord any and all rent, profit or other payment which exceeds the rent obligation of Tenant.

                15.8         Anything contained in the foregoing provisions of this Paragraph 15 to the contrary notwithstanding, Landlord’s consent or approval (i) shall not be required and nothing shall prohibit or restrict the subletting or assignment of this Lease to any corporation affiliated with Tenant or (ii) any transfer of all or any of Tenant’s corporate stock or assets to any corporation affiliated with Tenant, provided that in either such case the assignee shall assume in writing, in form reasonably satisfactory to Landlord, all of Tenant’s obligations under this Lease, and provided that no such assignment or subletting shall release Tenant or Lease Guarantor from their liability under the terms and conditions of this Lease and the Lease Guarantee, respectively.

16.          MECHANIC’S LIEN

                16.1         Tenant will not permit any mechanic’s lien or liens to be placed upon the Premises or the Building. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, to any person for the performance of any labor or the furnishing of any materials to all or part of the Premises, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing thereof that would or might give rise to any mechanic’s or other liens against the Premises.

                16.2         If any such lien is claimed against the Premises, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for such purposes shall be paid by Tenant to Landlord as additional rent within ten (10) days of Landlord’s demand therefor.

17.          PROPERTY INSURANCE

                17.1         Landlord shall maintain and pay for fire and extended coverage insurance on the Building and the Premises in such amounts as Landlord’s mortgagees shall require. Payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interest shall appear. Landlord shall also maintain rent insurance for the Building and the Premises.

                17.2         Tenant shall maintain at its expense, in an amount equal to full replacement cost, fire and extended coverage insurance on all of its personal property, including removable trade fixtures located in the Premises and in such additional amounts as are required to meet Tenant’s obligations pursuant to paragraph 20 hereof.

                17.3         Tenant shall, at Landlord’s request from time to time, provide Landlord with current certificates of insurance evidencing Tenant’s compliance with this paragraph 17 and paragraph 18.

                17.4         Tenant shall obtain the agreement of Tenant’s insurers to notify Landlord at least ten (10) days prior to cancellation or expiration of any such insurance coverage required by Tenant.

18.          LIABILITY INSURANCE

                18.1         Tenant and Landlord shall, each at its own expense, maintain a policy or policies of comprehensive general liability insurance with respect to the respective activities of each in the Building, and on the Property (or within the project if the Building is located in a multibuilding project) with the premiums thereon fully paid for on or before due date, issued by and binding upon an insurance company with an A.M. best “A” rating, such insurance to afford minimum protection of not less than $1,000,000 combined single limit coverage of bodily injury, property damage or combination thereof.

                18.2         Landlord shall not be required to maintain insurance against thefts within the Premises, the Building or any project within which the Building is located.

19.          ASSUMPTION OF RISK

                19.1         Except in the case of Landlord’s negligence or willful misconduct, Landlord shall not be liable to Tenant or Tenant’s customers, licensees, agents, guests or employees for any injury or damages to its, his or their persons or property by any cause whatsoever, including, but not limited to acts or omissions of any other tenant in the Building, construction defects, water, rain, sleet, fire, storms, negligence and accidents, breakage, stoppage, or leaks of gas, water, heating, sewer pipes, boilers, wiring or plumbing or any other defect in, on or about the Premises.

                19.2         Tenant expressly assumes all liability for or on account of any such injury, loss or damage, and will at all times, indemnify and save Landlord harmless from and against all liability, damage or expense caused by or arising out of any such injury, loss or damage to persons or property upon the Premises except for damages arising from Landlord’s negligence or willful misconduct.

20.          CASUALTY DAMAGE

                20.1         If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord.

                20.2         If the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s sole but reasonable opinion, be required (whether or not the Premises shall have been damaged by such casualty) or in the event any mortgagee of Landlord’s should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within thirty (30) days after the date of such damage.

                20.3         It the Premises are damaged by fire or other casualty and in the reasonable estimation of the Landlord’s contractor for the Building, such damage cannot be substantially restored within one hundred twenty (120) days of such damage, then Tenant may, at its option, terminate this Lease as of the date of such fire or casualty and the Lease Term shall end on such date as if that date have been originally fixed in this Lease for the expiration of the Lease Term.  Landlord shall use its best efforts to cause such general contractor to give Landlord and Tenant a written estimate of the estimated restoration period within thirty (30) days after the fire or other casualty.  Tenant shall exercise its option provided herein by written notice to Landlord within fifteen (15) days after receipt of the general contractor’s written estimate.

                20.4         If neither Landlord nor Tenant thus elects to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building to substantially the same condition in which it was immediately prior to the happening of the casualty, except that Landlord’s obligation to restore shall not exceed the scope of the work required to be done by Landlord in originally constructing the Building and installing Shell Improvements (as described in the Work Letter) in the Premises, nor shall Landlord be required to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the casualty.

                20.5         Except for the reconstruction by Landlord of Landlord’s as set forth in the original Work Letter, all costs and expenses for reconstruction, including the restoration of Tenant’s furniture and equipment, shall be borne by Tenant.

                20.6         Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of paragraph 20.7, Landlord shall allow Tenant a fair diminution of rent during the time and to the extent the Premises are unfit for occupancy or access thereto is impaired.

                20.7         If the Premises or any other portion of the Building shall be damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of Tenant’s agents, employees, or invitees, the rent hereunder shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Building caused thereby to the extent such cost of the repair and restoration of the Building is not covered by Landlord’s insurance proceeds.

21.          CONDEMNATION

                21.1         If the whole or substantially the whole of the Building or the Premises should be taken for any public or quasi-public use, by right of eminent domain or otherwise, or if it should be sold in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Building or the Premises is taken by condemning authority.

                21.2         If less than the whole or substantially the whole of the Building or the Premises is thus taken or sold (whether or not the Premises are affected thereby), Landlord may terminate this Lease by giving written notice thereof to Tenant, in which event this Lease shall terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority.

                21.3         If this Lease is not so terminated upon any such taking or sale, the Base Rental payable hereunder shall be diminished by an equitable amount, and the Landlord shall, to the extent Landlord deems feasible, restore the Building and the Premises to substantially its former condition, but such work shall not exceed the scope of the work done by Landlord in originally constructing the Building and installing Building Standard Improvements in the Premises, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such damage.

                21.4         All amounts awarded upon a taking of any part or all of the Building or the Premises shall belong to Landlord, and Tenant shall not be entitled to and expressly waives all claim to any such compensation.

                21.5         Tenant shall be entitled to claim independently against condemning authority any damages expressly referable to Tenant’s business as the same may be permitted by law provided such claim shall not reduce any award payable to Landlord.

22.          DAMAGES FROM CERTAIN CAUSED  Landlord shall not be liable to Tenant for any loss or damage to any property or persons occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition, or order of governmental body or by any other cause beyond the control of Landlord, nor shall Landlord be liable for any damage or inconvenience which may arise through repair or alterations of any part of the Building or Premises, except for occurrences by the gross negligence or willful misconduct of Landlord, its agents, contractors, or employees.

23.          EVENTS OF DEFAULT/REMEDIES

                23.1         Events of Default by Tenant. The happening of any one or more of the following listed events (Events of Default) shall constitute a breach of this Lease by Tenant:

(a)           The failure of Tenant to pay any rent or any other sums of money due hereunder and such failure continues for a period of ten (10) days after the date such sum is due;

(b)           The failure of Tenant to comply with any material provision of this Lease or any other agreement between Landlord and Tenant, including the Work Letter, all of which terms, provisions and covenants shall be deemed material;

(c)           The taking of the leasehold on execution or other process of law in any action against Tenant:

(d)           The failure of Tenant to accept the Premises, to promptly move into, to take possession of, and to operate its business on the Premises when the Premises are substantially complete, or if Tenant ceases to do business in or abandons any substantial portion of the Premises within the first year of the lease.

(e)           Tenant becoming insolvent or unable to pay its debts as they become due, or Tenant’s notification to Landlord that it anticipates either condition;

(f)            The filing of any bankruptcy or similar proceeding by or against Tenant under any state law.

(g)           The appointment of a receiver or trustee for Tenant’s leasehold interest in the Premises or for all or a substantial part of the assets of Tenant.

                23.2         Landlord’s Remedies for Tenant Default. Upon the occurrence of any event or Events of Default by Tenant, whether enumerated in paragraph 23.1 or not, if Tenant fails to cure any such default within thirty (30) days of written notice from Landlord, Landlord shall have the option, at Landlord’s election, to pursue any one or more of the following remedies:

(a)           Landlord may cancel and terminate this Lease and dispossess Tenant;

(b)           Landlord may without terminating or canceling this Lease, declare all amounts and rents due under this Lease for the remainder of the existing term (or any applicable extension or renewal thereof) to be immediately due and payable, and thereupon all rents and other charges due hereunder to the end of the initial term or any renewal term, if applicable, shall be accelerated;

(c)           Landlord may elect to enter and repossess the Premises and relet the Premises for Tenant’s account, holding Tenant liable in damages for all expenses incurred in any such reletting and the amount due and payable under the terms of this Lease;

(d)           Landlord may enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease (and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease, and Landlord shall not be liable for any damages resulting to the Tenant from such action).

                23.3         Landlord’s Remedies are cumulative. All the remedies of Landlord in the event of Tenant default shall be cumulative and in addition, Landlord may pursue any other remedies permitted by law or in equity. Forbearance by Landlord to enforce one or more of the remedies upon an Event of Default, shall not constitute a waiver of such default.

                23.4         Events of Landlord Default.

(a)           If Tenant asserts that Landlord has failed to meet its obligations under this Lease, Tenant shall give written notice (Notice of Default) to Landlord specifying the alleged failure to perform, and Tenant shall send by certified mail, return receipt requested, a copy of such Notice of Default to any mortgage holder, (provided that Tenant has been previously advised of the address of the mortgage holder by assignment of rents or otherwise).

(b)           If Landlord has not begun and pursued with reasonable diligence the cure of any failure of any Landlord to meet its obligations under this Lease within thirty (30) days of receipt of the Notice of Default, then Landlord shall be in default.

(c)           If Landlord shall have failed to cure such default within the time set forth above, then the mortgagees shall have an additional thirty (30) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days any mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default, including, but not limited to, commencement of foreclosure proceedings if necessary to effect such a cure, in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

(d)           In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease or as a result of the breach of any promise or inducement hereof, whether in this Lease or elsewhere. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages or an injunction, or both.

24.          BASE RENTAL ADJUSTMENT

                24.1         The Base Rental payable hereunder shall be further adjusted upward from time to time in accordance with the following provision:

(a)           Tenant shall during the term of this Lease pay as an adjustment to the Base  Rental hereunder an amount (per each square foot of Net Rentable Area within the Premises) equal to the excess (“Excess”) of the then current year’s actual Basic Costs per square foot of Net Rentable Area in the Building over the Base Year which will be defined as January 1st through December 31, 1997. No pass thrus on expenses will go into effect until January 1, 1998.  Landlord may collect such additional Base Rental in arrears on a yearly basis. Notwithstanding any language in the Lease seemingly to the contrary, if the Building is not fully occupied during any calendar year of the Lease Term, actual Basic Costs and the Excess shall be determined as if the Building had been fully occupied during such year. Landlord shall also have the option to make a good faith estimate of the Excess for each upcoming calendar year and upon thirty (30) days written notice to Tenant may require the monthly payment of Base Rental adjusted in accordance with such estimate. Any amounts paid based on such an estimate shall be subject to adjustment pursuant to Paragraph 24.1(b) when actual Basic Costs are available for such calendar year.

(b)           Landlord shall furnish to Tenant a statement of Landlord’s actual Basic Costs for  the previous calendar year. If, for any calendar year additional Base Rental collected for the prior year, as a result of Landlord’s estimate of Basis Costs, is in excess of the additional Base Rental actually due during such prior year, then Landlord shall refund to Tenant any overpayment (or at Landlord’s option, apply such amount against rent due or to become due hereunder). Likewise, Tenant shall pay to Landlord on demand, any underpayment with respect to the prior year.

(c)           Tenant, at its expense, shall have the right no more frequently than once per  calendar year, following prior written notice to Landlord, to audit Landlord’s books and records relating to Basic Costs; or at Landlord’s sole discretion, Landlord will provide such audit in accordance with general standard principles of sound management and accounting.

(d)           Failure of Landlord to furnish a statement of actual Operating Expenses or to  give notice of an adjustment to Base Rental under this Paragraph 24 by March 31 of the following year in a timely manner shall not prejudice or act as a waiver of Landlord’s right to furnish such statements or give such notice at a subsequent time or to collect any adjustments to the Base Rental or any preceding period.

                24.2         “Basic Costs” means all direct and indirect costs and expenses in each calendar year of operating, maintaining, insuring, managing and owning the Building and the real property in its immediate proximity, real estate taxes and assessments of the Building, plus the Building’s allotted share from time to time of the operating expenses for the exterior Common areas (as defined below). Basic Costs shall not include the cost of capital improvements, depreciation, interest, lease commissions, and principal payments on mortgage and other nonoperating debts of Landlord. Basic Costs shall, however, include the amortization of capital improvements which are primarily for the purpose of reducing Basic Costs, or which are required by governmental authorities.

                24.3         “Exterior Common Areas” means the portion of the Property which is not located within the Building, and which is provided and maintained for the common use and benefit of Landlord and tenants of the Building generally including, without limitation, all parking areas, enclosed or otherwise, and all streets, sidewalks and landscaped areas.

25.          PEACEFUL ENJOYMENT

                25.1         Tenant shall, and may peacefully enjoy the Premises against all persons claiming by, through or under Landlord, subject to the other terms hereof, provided that Tenant pays the rent and other sums here in recited to be paid by the Tenant and performs all of Tenant’s covenants and agreements in this Lease.

                25.2         The foregoing covenant and any and all other covenants of the Landlord shall be binding upon Landlord and its successors, only with respect to breaches occurring during its or their respective periods of ownership of the Tenant’s interest hereunder.

26.          RELOCATION

                26.1         Landlord shall be entitled to cause Tenant to relocate from the Premises to a substantially comparable space (a Relocation Space”) within the Building (or within the project that the Building is located in a multi-building project) at any time after ninety (90) days written notice of Landlord’s election (not less Premises as herein defined).

                26.2         Any such relocation shall be entirely at the expense of Landlord or the third party tenant replacing Tenant in the Premises. Such a relocation shall not terminate or otherwise affect or modify this Lease except that from and after the date of relocation, Premises shall refer to the relocation space into which Tenant has been moved, rather than the original Premises as herein defined.

27.          HOLDING OVER

                27.1         If Tenant holds over without Landlord’s written consent after expiration or other termination of this Lease, or it Tenant continues to occupy the Premises after termination of Tenant’s right of possession pursuant to the provisions of Paragraph 23.2(c), Tenant shall throughout the entire hold-over period pay rent equal to twice the Base Rental and additional Base Rental which would have been applicable had the term of this Lease continued through the period of such holding over by the Tenant. Landlord and Tenant maintain the right to terminate this month-to-month tenancy with thirty (30) day written notification to the other party.

                27.2         No possession by Tenant after the expiration of the term of this Lease shall be construed to extend the term of this Lease unless Landlord has consented to such possession in writing.

28.          SUBORDINATION TO MORTGAGE

                28.1         This Lease is and shall be subject and subordinate only to a first mortgage, whether presently existing or hereafter arising upon the Premises, or upon the Building and to any renewals, modifications, refinancing or extensions thereof, but Tenant agrees that any such first mortgagee shall have the right at any time to subordinate such mortgage to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its sole discretion provided mortgage provides a non-disturbance agreement for Tenant.

                28.2         Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any first mortgage, now existing or hereafter placed upon the Premises or the Building, and Tenant agrees upon demand to execute such further instruments subordinating the Lease or attorning to the holder of any such first lien as Landlord may request.

                28.3         The terms of this Lease are subject to approval by the Landlord’s permanent lender(s), and such approval is a condition precedent to Landlord’s obligations hereunder. In addition, all leases of portions of the Building will be subordinate to such permanent lender’s mortgage.

                28.4         If Tenant should fail to execute any subordination or other agreement required by this paragraph, promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is one occupied with an interest.

                28.5         Tenant agrees that it will from time to time upon request by Landlord, execute and deliver to such persons as Landlord shall request, a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges default stating the nature of such alleged default) and further stating such other matters as Landlord or its mortgagee(s) shall reasonably require.

                28.6         Tenant shall, in the event of the sale or assignment of Landlord’s interest in the Building of which the Premises form a part, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Premises, attorn to the purchaser and recognize the purchaser as Landlord under this Lease.

29.          LANDLORD’S LIEN

                29.1         Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Premises, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all rent and other sums agreed to be paid by Tenant herein. It is provided, however, that the Landlord shall not have a lien which would be superior to a lien from a lending institution, supplier or leasing company, if such lending institution, supplier or leasing company has a security interest in the equipment, furniture or other tangible personal property and which security interest has its origin in a transaction whereby Tenant acquired such equipment, furniture or other tangible personal property.

                29.2         The provisions of this paragraph relating to such lien and security interest shall constitute a security agreement under and subject to the Uniform Commercial Code of the State of Florida so that Landlord shall have and may enforce a security interest on all property of Tenant now or hereafter placed in or on the Premises, in addition to and cumulative of the Landlord’s liens and rights provided by law or by the other terms and provisions of this Lease.

                29.3         Tenant agrees to execute as debtor such financing statement or statements and such other documents as Landlord may now or hereafter request in order to protect or further perfect Landlord’s security interest. Notwithstanding the above, Landlord shall neither sell nor withhold from Tenant, Tenant’s business records.

30.          ATTORNEY’S FEES  The prevailing party will pay all collection or court costs incurred by Landlord and Landlord’s reasonable attorneys’ fees incurred for the collection of unpaid rentals or the enforcement, defense or interpretation of Landlord’s rights under this Lease, whether such fees and costs be incurred out of court, at trial, on appeal, or in bankruptcy proceedings.

31.          NO IMPLIED WAIVER

                31.1         The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future.

                31.2         No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of rent due under this Lease shall be deemed to be other than on account of the earliest rent due, or shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.

32.          PERSONAL LIABILITY  The liability of Landlord to Tenant for any default by Landlord under this Lease shall be limited to the interest of Landlord in the Building and property and Tenant agrees to look solely to Landlord’s interest in the Building and the property for the recovery of any judgment from the Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency.

33.          SECURITY DEPOSIT

                33.1         The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of rental or a measure of Tenant’s damages in case of default by Tenant.  Landlord may commingle the Security Deposit with Landlord’s other funds.

                33.2         Landlord may, from time to time without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages of rent or to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount.

                33.3         If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant.

                33.4         If Landlord transfers its interest in the Premises during the term of the Lease, Landlord may assign the Security Deposit to the transferee and thereafter Landlord shall have no further liability for the return of such Security Deposit.

34.          FORCE MAJEURE  Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, financing, or any other cause whatsoever beyond the control of Landlord.

35.          RELATIONSHIP OF PARTIES  Nothing contained in this Lease shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

36.          MISCELLANEOUS

                36.1         Severability  If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to the persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

                36.2         Recordation  Tenant agrees not to record this Lease or any memorandum hereof but Landlord may record this Lease or a memorandum thereof, at its sole election.

                36.3         Governing Law  This Lease and the rights and obligations of the parties hereto are governed by the laws of the State of Florida.

                36.4         Time of Performance  Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.

                36.5         Transfers by Landlord   Landlord shall have the right to transfer and assign in whole or in part, all its rights and obligations hereunder and in the Building and the Premises referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely in such successor in interest of Landlord for the performance of such obligations accruing after such transfer.

                36.6         Commissions  Landlord and Tenant hereby indemnify and agree to hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution of this Lease due to any action of the indemnifying party other than brokerage commissions paid to Lincoln Property Company of Florida, Inc. and Pizzuti Realty.  Such commissions will be paid under a separate agreement.

                36.7         Effect of Delivery of This Lease  Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or an option to Lease. This Lease shall not be effective until it is executed by both Landlord and Tenant.

                36.8         Paragraph Headings  The paragraph or sub-paragraph headings are used for convenience of reference only and do not define, limit or extend the scope or intent of the paragraphs.

                36.9         Definitions  The definitions set forth in Paragraph 1 are hereby made part of this Lease.

                36.10       Exhibits  The following exhibits are attached hereto and incorporated herein and made a part of this Lease for all purposes:

Exhibit	Description
Exhibit “A”	Premises Location in Building
Exhibit “B”	Tenant Floor Plan
Exhibit “C”	Building Rules and Regulations
Exhibit “D”	Workletter

36.11      Notices

(a)           The Tenant shall pay the rent and shall forward all notices to Landlord at the  following address (or at such other place as Landlord may hereafter designate in  writing):

                                Lincoln Property Company

                                851 Trafalgar Court, Suite 114

                                Maitland, FL 32751

(b)           The Landlord shall forward all notices to Tenant at the following address (or at  such other place as Tenant may hereafter designate in writing):

                                Pinnacle Assurance Corporation

                                701 U. S Highway 1, Suite 200

                                North Palm Beach, Florida 33408

(c)           Any notice provided for in this Lease must, unless otherwise expressly provided  herein, be in writing, and may, unless otherwise expressly provided, be given or be served by depositing the same in the United States mail, postage pre-paid and certified and addressed to the party to be notified with return receipt requested, or by delivering the same in person to an officer of such party.

(d)           Notice deposited in the mail in the manner hereinabove indicated shall be  effective upon receipt, unless such mail is unclaimed, in which event notice shall be effective five (5) days after the date of mailing.

37.          SPECIAL PROVISIONS

                37.1         Base Rental. Reference paragraph 1.3. The base rental means the following amounts per annum per square foot of Net Rentable Area in the Premises.

(a)           February 24, 1997 - June 30, 1998, $14.50 per year per square foot of net rentable area.

(b)           July 1, 1998 - June 30, 1999, $17.50 per year per square foot of net rentable area.

(c)           July 1, 1999 - June 30, 2000, $18.00 per year per square coot of net rentable area.

(d)           July 1, 2000 - June 30, 2001, $18.50 per year per square foot of net rentable area.

(e)           July 1, 2001 - June 30, 2002, $19.00 per year per square foot of net rentable area.

(f)            July 1, 2002 - June 30, 2003, $19.00 per year per square foot of net rentable area.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

Executed in the presence of:	LANDLORD

LINCOLN-300 LINCOLN PLACE, LTD.

	By:	Noro-Maitland, Inc., GP

/s/illegible	By:	/s/illegible
Witness		Vice President

/s/Caroline Brumbelor	Date:	3/17/97-	(SEAL)
Witness

TENANT

PINNACLE ASSURANCE CORPORATION

/s/Mary J. Baldo	By:	/s/Sam A. Stephens
Witness

	Title:	President

/s/Laura Felt	Date:	January 19, 1997	(SEAL)
Witness

EXHIBIT A

PREMISES LOCATION IN BUILDING

EXHIBIT B

TENANT FLOOR PLAN

EXHIBIT C

BUILDING RULES AND REGULATIONS

                Landlord has adopted the following Building Rules and Regulations for the care, protection and benefit of your Premises and the Building and for the general comfort and welfare of all Tenants.  These Rules and Regulations are subject to amendment by the Landlord from time to time.

1.             Building Hours and Access

                1.1           Normal Building Hours are from 8:00 a.m. to 6:00 p.m., Monday through Friday, and on Saturday from 8:00 a.m. to 1:00 p.m.

                1.2           HVAC service at times other than for Normal Building Hours shall be furnished only upon written request of Tenant delivered to the Landlord by 4:00 p.m. on the day such usage is requested.  Tenant shall bear the entire cost of such additional service as such costs are determined prior to occupancy.

                1.3           Building entry at times other than Normal Building Hours shall be limited to the Security Entrance (________ door) by use of the after hours keys access entry systems.  Instructions for use of this system will be provided prior to occupancy.

                1.4           Landlord reserves the right to designate the time when freight, furniture, goods, merchandise and other articles may be brought into, moved or taken from Premises or the Building.  Tenants must make arrangements with the management office when the elevator is required for the purpose of carrying any kind of freight.

                1.5           Landlord reserves the right at all times to exclude loiterers, vendors, solicitors, and peddlers from the Building.

                1.6           At all times other than Normal Building Hours, Landlord reserves the right to require registration, satisfactory identification or credentials from all persons seeking access to any part of the Building.  The Landlord will exercise its best judgment in the execution of such control but not be liable for the granting or refusal of such access.

2.             Building

                2.1           The sidewalks, entry passages, corridors, halls, elevators, and stairways shall not be obstructed by the Tenant or used by it for purposes other than those of ingress and egress.

                2.2           Skylights and windows that reflect or admit light into any place in the Building shall not be covered or obstructed by the Tenant, except for Building Standard window treatment designated by Landlord.  Floors will not be obstructed by Tenant.

                2.3           Restroom facilities, water fountains, and other water apparatus shall not be used for any purpose other than that for which they were constructed, and no rubbish or other obstructing substances shall be thrown therein.  The expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Tenant, who shall, or whose officers, employees, agents, patrons, customers, licensees, visitors, or invitees, shall have caused the damage.

                2.4           Tenant shall not injure, overload or deface the Building, the woodwork, or the walls of the Premises, nor carry on upon the Premises any noxious, noisy or offensive business, nor store in the Building or the Premises any flammable or odorous materials.

                2.5           Tenant, its officers, agents, employees, patrons, customers, licensees, invitees, and visitors shall not solicit in the buildings, parking facilities or common areas,

nor shall Tenant distribute any handbills or other advertising matter in automobiles parked in the Building’s parking facilities.

                2.6           Landlord will not be responsible for lost or stolen property, equipment, money, or any article taken from the Premises, Building or parking facilities, regardless of how or when loss occurs.

3.             Doors and Windows and Graphics

                3.1           Except for ordinary entry and exit purposes, Tenant entrance doors shall be kept closed at all times in accordance with the fire code.

                3.2           The Tenant shall not put additional locks or latches upon any door without the written consent of the Landlord.

                3.3           Landlord will provide and install, at Landlord’s cost, all letters, or numerals at the entry of the Premises. All such letters and numbers shall be in the standard graphics for the Building, and no other shall be used or permitted on the Premises without Landlord’s prior written consent.

                3.4           All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole and when any part thereof shall be broken, the same shall be immediately replaced or repaired and put in good repair.

                3.5           Window blinds of a uniform Building Standard, color and pattern only shall be used throughout the Building to give uniform color exposure through interior and exterior windows. These blinds shall remain in the lower position at all times to provide uniform exposure to the outside.

                3.6           Signage, wall coverings, graphics, or furniture that will be visible from the atrium or from the exterior entryways must first be approved in writing by the Landlord.

4.             Premises Use

                4.1           The Tenant shall not install any heavy equipment or fixtures or permit any concentration of excessive weight in any portion of the Premises without first having obtained Landlord’s written consent.

                4.2           Tenant shall not (without Landlord’s written consent) install or operate any computer, duplicating or other large business machine, equipment or any other machinery upon the Premises or carry on any mechanical business thereon. Tenant shall not operate any device which may emanate electrical waves which will impair radio or television broadcasting or reception from or in the Building.

                4.3           No wires of any kind or type (including but not limited to T.V. and radio antennas) shall be attached to the outside of the Building and no wires shall be run or installed in any part of the Building without the Landlord’s prior written consent. Such wiring shall be done by the electrician of the Building only, and no outside electrician shall be allowed to do work of this kind unless by the written permission of the Landlord or its representatives.

                4.4           If Tenant desires any signal, communication, alarm or other utility or service connection installed or changed, such work will be done at expense of Tenant, with the approval and under the direction of Landlord.

                4.5           No painting shall be done, nor shall any alterations be made, to any part of the Building by putting up or changing any partition, doors or windows, nor shall there be any nailing, boring, or screwing into the woodwork or plastering, nor shall any connection be made to the electrical wires or electrical fixtures without the written consent of Landlord or its agents on each occasion.

                4.6           All contractors or technicians performing work for Tenant within Premises, Building or parking facilities shall be referred to Landlord for approval before performing such work. This shall apply to all work including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, and all installations affecting floors, walls, windows, doors, ceiling, equipment, or any other physical feature of the Building, the Premises or parking facilities. None of this work shall be done by Tenant without Landlord’s prior written approval.

                4.7           If Tenant must dispose of crates, boxes, or other waste which will not fit into office wastepaper baskets, it will be the responsibility of Tenant with Landlord’s assistance to dispose of same. In no event shall Tenant set such items in the public hallways or other areas of Building or parking facilities, (excepting Tenant’s own Premises) for disposal.

                4.8           Tenant will be responsible for any damage to the Premises, including carpeting and flooring, as a result of rust or corrosion of file cabinets, roller chairs, metal objects or spills of any type of liquid.

                4.9           If the Premises becomes infested with vermin and if caused by Tenant, Tenant, at its sole cost and expense, shall cause its Premises to be exterminated from time to time, to the satisfaction of Landlord, and shall employ such exterminators therefor as shall be approved by Landlord.

                4.10         Tenant shall not conduct its business in such manner as to create any nuisance, or interfere with, annoy or disturb any other Tenant in the Building, or Landlord in its operation of the Building or commit waste or suffer or permit waste to be committed in the Premises, Building or parking facilities. In addition, Tenant shall not allow its officers, agents, employees, patrons, customers, licensees and visitors to conduct themselves in such a manner as to create any nuisance or interfere with, annoy or disturb any other Tenant in the Building or Landlord in its operation of the Building or commit waste or suffer or permit waste to be committed in the leased Premises, Building or parking facilities.

                4.11         Tenant shall give Landlord prompt notice of all accidents to or defects in airconditioning equipment, plumbing, electric facilities or any part or appurtenance of the Premises.

                4.12         The work of Landlord’s janitors or cleaning personnel shall not be hindered by Tenant after 6:30 p.m. and such work may be done at any time when the offices are vacant.

5.             Auto Registration and Parking

                5.1           Landlord has provided unreserved and unassigned parking spaces in the parking lot for Tenant’s convenience. Tenant will not exceed the number of unreserved, unassigned parking spaces planned for Tenant’s use by the Landlord as set forth in Tenant’s Lease.

                5.2           Auto decals will be provided for all Tenant vehicles. Tenant will be provided with Vehicle Registration forms to be filled in with Tenant’s staff names, make and type of car, year, color, and license tag number. This will help Landlord to locate a driver who may have left his lights on, and prevent unauthorized use of the parking lot.

6.             Miscellaneous

                6.1           Paragraph Headings.  All paragraph headings are for convenience of reference only and are not intended to qualify the meaning of any paragraph.

                6.2           Lease to Control.  If there should be any conflict between the provisions of the Rules and Regulations and the Lease Agreement, the Lease Agreement shall control.

EXHIBIT D

WORKLETTER

                This work letter is part of the Lease dated _________, 19__, between ____________, as Tenant, and _______________, as Landlord, and shall be subject to all of the terms, definitions and conditions of the Lease.  Landlord and Tenant agree as follows:

1.             Landlord’s Work

                1.1           Base Building Improvements.  Landlord shall provide, at its own expense, as part of the base building improvements, in accordance with building standard materials, specifications and base building code requirements, the following:

(a)           Finished central core including elevator lobby, restrooms, stairwells and mechanical rooms.

(b)           Central HVAC system including primary air distribution system, excluding flex duct and diffusers.

(c)           Life safety systems including automatic sprinklers, exit signs at stairways, smoke detectors at the elevator lobby and fire extinguishers as required for the base building by the applicable code for light hazard.

(d)           Electrical distribution to each floor including power and lighting panels and emergency lights installed per code.

(e)           All base building work will be installed in accordance with reasonable construction standards in the area.

2.             Tenant Improvements

                2.1           Definition. Except for the Base Building Work, all tenant improvements in the Premises, to prepare the Premises for occupancy by the Tenant, will be charged to the cost of the Improvements, subject to the terms of the Lease.

                2.2           Plans and Specifications. An Architect and Engineers licensed by the State of Florida shall prepare the architectural, mechanical and electrical plans and specifications for the layout and improvements of the Premises (“Plans”). The plans shall be in such form and detail as required by the Landlord in order to determine (a) if the materials requested by the Tenant meet the quality standards prescribed by the Landlord for Building Standard materials; and (b) the effect of Improvements on the structural components and service systems and facilities of the Building.

(a)           Space Plan:  The “Space Plan” shall be a schematic space plan for the  Premises, including a full and accurate description of the size and location of all partitions, doors as well as equipment that could affect structural components and service systems and facilities of the Building.

(b)           Final Plan:  The “Final Plans” shall consist of all plans and specifications necessary to construct Tenant’s Work, including mechanical and electrical working drawings. Tenant’s Final Plans will be certified by an architect licensed to do business in Florida and will be in a form in which building and occupancy permits can be obtained.

                2.3           Permits.  The plans will be submitted to City for plan check and permit. Any changes required by the City will be incorporated into the plans and costs will be charged to the cost of the Improvements. Landlord will not be responsible for delays caused by the City beyond what was anticipated in the schedule.

                2.4           “As-Built” Plans.  A set of “as-built” plans of the Premises, in such form and detail as required by Landlord, shall be delivered to Landlord within sixty (60) days after Tenant’s occupancy. The “as-built” plans required by this paragraph may consist of the original reproducible drawings from the Final Plans, accurately marked to show all material changes from the Final Plans made in actual construction of Tenant’s Work.

                2.5           Tenant will comply with the attached Schedule of Submissions and Approvals (Exhibit A) which outline a timetable of responsibilities for actions and response on the part of Tenant. Failure on the part of Tenant to meet the requirements outlined in the schedule may result in a delay to the work and non-extension of the Commencement Date.

3.             Construction

                3.1           Landlord’s Contractor. Landlord will enter into a contract with a contractor or contractors to perform the work for the Tenant’s Improvements. For the Landlord’s services of coordination of the Improvements with the Base Building and other administrative work, the Landlord will receive a fee of 5% of the cost of the Improvements.  Landlord’s cost for the Improvements less credits shall constitute rent due pursuant to the Lease. All requests for extras or changes to the work in addition to instructions regarding the work to be performed by the Contractor shall be made through the Landlord.

                3.2           Performance. All work shall be performed in accordance with the Improvement’s Plans and in conjunction with Base Building as-built conditions.

                3.3           Landlord’s Services. Landlord shall provide at Landlord’s expense to contractor all necessary utilities, elevators or hoisting, general security and access during normal working hours. At times other than normal working hours, the contractor will reimburse Landlord for Landlord’s actual HVAC costs, elevator services and security.

                3.4           Deliveries. The scheduling of deliveries of materials will be coordinated with the Landlord. In the event that Landlord reasonably determines that a delivery during Business Hours would disrupt the normal operation of the Building, Landlord may require that such delivery be made at a time other than during Business Hours.

                3.5           Inspection by Landlord. Landlord shall have the right to inspect Tenant’s Work at any time, and may reject work that does not (a) strictly conform with code or with Tenant’s Plans as to any matter that might affect the exterior appearance of the Premises or the structural components or service systems and facilities of the Building, or (b) substantially conform with Tenant’s Plans in all other aspects.

                3.6           Should any material (such as wall covering, carpet, special equipment, special fixtures, or the like) that Tenant specifies have an unusually long delivery date or cannot be located within a reasonable time in order for Landlord to complete the Premises or Landlord finds that any of the specified materials would delay completion of the space, Landlord will provide Tenant with written notification of that fact. Tenant shall have seven (7) calendar days to change the specifications to materials which are readily available. If Tenant fails to change the specifications in writing to Landlord within seven (7) calendar days, then the Premises will be deemed to be substantially complete without those items and other items delayed as a result of them not having been installed.

                3.7           Any material or items that Tenant may be supplying to Landlord for Landlord’s installation in the Premises must be delivered on site November 1, 1996, or the Premises will be deemed substantially complete without those items or other items delayed as a result of late delivery by Tenant having been installed.

                3.8           Substantial Completion of the Premises is defined as the availability of the Premises for its intended use, notwithstanding the provisions of Paragraphs 3.7 and 3.8 above and punch list items not affecting the function of the Premises.

                3.8:1        If Tenant requests any changes in the specifications for the Building Standard Improvements or in the approved working drawing plans and specifications for Tenant Improvements, Tenant shall present Landlord with revised plans and specifications. If Landlord approves such changes, Landlord shall incorporate such changes in the improvements. However, Landlord may require prior to proceeding with any changes, additional cash advances against the Tenant’s cost (if Landlord determines that Tenant’s proposed changes will increase the amount of such costs).

                3.8:2        If Tenant requests changes in the Building Standard Improvements or in the approved working drawing plans and specifications for Tenant Improvements and if such changes delay and/or increase the cost of the work to be performed hereunder, or if Tenant shall otherwise delays the completion of the work, Tenant’s Obligations to pay rent hereunder shall nevertheless commence on the date set forth in Paragraph 1 of the Lease and the “Commencement Date” under the Lease shall not be delayed pursuant to Paragraph 3 of the Lease.

4.             Payment for Tenant Improvements

                4.1           All costs and expenses incurred for the construction of the Improvements shall be paid by the Tenant, less credit to the Tenant from the Landlord.

                4.2           Any modifications or additions required to the Premises’ life safety systems brought about by final schematic drawings and specifications (such as the addition and/or relocation of demising walls, sprinkler heads, exit lights, emergency lighting, firehorns, or the like) shall be a cost of the Improvements.

                4.3           Tenant’s Cost shall be payable as follows:

(a)           Tenant shall pay to Landlord prior to the commencement of construction of the improvements, an amount equal to fifty percent (50%) of the Tenant’s Costs (as then estimated by Landlord).

(b)           Prior to occupancy of the Premises, Tenant shall pay to Landlord the unpaid balance (as such amount can then be reasonably estimated based on available data) of Tenant’s Costs, plus any approved modifications thereto.

                4.4           The amounts payable hereunder shall constitute additional rent due under the Lease and shall be due at the time specified herein. Tenant’s failure to make any such payments when due shall constitute a default under the Lease, entitling Landlord to all of its remedies thereunder.

                4.5           Allowance. The Tenant shall receive an allowance (“Allowance”) of $10.00 per square foot of net rentable area to offset the Tenant’s cost of improvement of the Premises.

                4.6           Payment of Allowance. Landlord shall charge the cost of the improvements to the amount provided as an Allowance. Certain items of Improvement work such as ceiling grid and tile, blinds, light fixtures and mechanical work will have been supplied and/or installed by the Landlord during the Base Building Schedule for the benefit of the Tenant. These items will be charged to the Allowance on a unit cost basis.

                4.7           Substitution and Credits. The Tenant may request the Landlord to substitute alternate materials for the specified Building Standard materials provided such substitutes are new and are of a quality at least comparable to those replaced, as approved by the Landlord. In the event that Tenant chooses not to use or to substitute for the Building Standard materials, the cost of the work will be charged with the value of the materials purchased by the Landlord for Tenant space. All building standard materials, whether installed by the Landlord or not, shall be purchased from the Landlord.

5.             Delay

                5.1           Force Majeure.  “Force Majeure” as used in this Work Letter means a strike or other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency, or shortage of fuel, supplies or labor resulting from a national or other public emergency, or any other cause, whether similar of dissimilar to the above, beyond Tenant’s reasonable control that delays the performance of Tenant’s

Work, except that if Tenant employs an outside contractor no strike against such contractor of other labor trouble will be reason for any postponement of Commencement Date.

Upon occurrence of an event of Force Majeure, Tenant shall within three (3) business days give notice to Landlord, specifying the event of Force Majeure and the anticipated delay in completion of Tenant’s Work resulting therefrom. The Commencement Date shall be postponed by the number of days that completion of Tenant’s Work was actually delayed by event of force Majeure, provided, that in no event shall the Commencement Date be postponed until later than the date of completion of Tenant’s Work. “Completion of Tenant’s Work” as used in this Paragraph 5.1 means Substantial Completion of the Tenant’s Work. When Tenant gives Landlord notice of an event of Force Majeure, Landlord shall have the right, but shall not be required to take action to mitigate the effect of the event of force Majeure and to shorten the delay resulting therefrom.

5.2           Delays Caused by Landlord.  In the event the completion of Tenant’s Work has been materially delayed by acts or omissions of Landlord, then the Commencement Date shall be postponed by the number of days of delay caused by such acts or omissions of Landlord. On the condition that upon occurrence of a delay caused by Landlord, Tenant shall give notice of the delay to Landlord within three (3) business days, specifying the act of omission of Landlord that caused the delay and the anticipated length of the delay. In the event that a delay caused by an event of Force Majeure runs concurrently with a delay caused by Landlord, the concurrent period of delay shall not be counted twice in determining the period of postponement of the Commencement Date.

5.3           Other Delays.  Except for delays caused by the acts or omissions of Landlord or by events of Force Majeure, no delays in completion of Tenant’s Work for any reason whatsoever shall postpone the Commencement Date. Specifically, without limiting the generality of the foregoing, the Commencement Date shall not be postponed on account of any delay caused by Tenant’s requirements for Tenant’s Work, including delays caused by shortages, unavailability of long lead procurement items for unusual or non-standard materials required for Tenant’s Work; or on account of any other delay caused by Tenant or Tenant’s Contractor unless Landlord is Tenant’s Contractor.

6.             _________________. In the event of a conflict between the terms and conditions of this Work Letter and the Lease, the provisions of the Lease shall control.

TENANT	LANDLORD

By:	By:

Address:	Address:

Attention:	Attention: